Initial Public Offering

PROSPECTUS

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-118632

XSINVENTORY

Maximum Offering -1,000,000 Shares of Common Stock

Minimum Offering -350,000 Shares of Common Stock

$0.10 per share

The Offering

	Per share	Minimum Total	Maximum Total
Public Price	$0.10	$35,000	$100,000
Commissions	$0	$0	$0
Proceeds to XSInventory	$0.10	$35,000	$100,000

We are offering to the public a minimum of 350,000 and a maximum of 1,000,000 shares of common stock, at $0.10 per share, on a "direct public offering" basis, through our sole officer/director and our selling agent. This offering terminates in 180 days after commencement of this offering, on ____, 2005. If we do not sell the minimum of 350,000 shares prior to the termination date, all money paid for shares will be promptly returned to the purchasers, without interest and without deduction.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. There is no minimum purchase requirement for prospective stockholders and no arrangement to place funds in an escrow, trust, or similar account. We do intend to place the funds into a segregated account. The segregated account is not an escrow, trust or similar account.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

See "Risk Factors" beginning on page 4 for a discussion of material risks that you should consider prior to purchasing any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The information contained in this prospectus is subject to completion or amendment. We have filed a registration statement with the Securities and Exchange Commission relating to the securities offered in this prospectus. We may not sell these securities nor may we accept any offers to buy the securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities. We shall not sell these securities in any state where such offer, solicitation or sale would be unlawful before we register or qualify the securities for sale in any such State. We intend to file a registration by coordination in the State of Nevada.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 2006

Table of Contents

Prospectus Summary	1
Summary Financial Information	2
Risk Factors	3
Special Note Regarding Forward-Looking Information	8
Capitalization	9
Use of Proceeds	9
Determination of Offering Price	11
Dilution	11
Plan of Distribution and Terms of the Offering	12

Legal Proceedings	15

Director, Executive Officers, Promoters and Control Persons	15
Security Ownership of Certain Beneficial Owners and Management	15
Description of Securities	16
Interest of Named Experts and Counsel	19
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	19
Description of Business	20

Reports to Stockholders	27

Management's Discussion and Analysis of Financial Condition and Results of Operations	27
Factors That May Affect the Company's Future Operating Results	31
Description of Property	32
Certain Relationships and Related Party Transactions	33
Market for Common Equity and Related Stockholders Matters	33
Dividends	34
Executive Compensation	34
Shares Eligible for Future Sale	35
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	36
Index to Financial Statements	37
Report of Independent Certified Public Accountant	F-1
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Changes in Stockholders' Equity	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6 -F-12

Unaudited Financials Statements

Prospectus Summary

XSInventory is a development stage company incorporated in the State of Nevada in September of 2002. We were formed to engage in the business of marketing, selling and distributing products through the online trading website of companies such as eBay, (www.eBay.com.). In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of products through eBay. Although the affiliation with eBay as an online trading platform allows us immediate online access to an online auction facility, we are highly dependent upon eBay to provide a platform for the liquidation of our products. As of the date of this prospectus, we have generated all of our revenue by selling goods using eBay. Our affiliation with eBay is a standard user agreement which eBay makes available to members of the general public.

We have achieved losses in the amount of $101,436 since inception and our auditors have substantial doubt about our ability to continue as a going concern.

As of the date of this prospectus we have only one full-time employee in addition to our sole officer, director and stockholder, who we anticipate devoting only a small portion of his professional time to the company going forward. Additionally, even if the maximum number of securities offered hereby, are sold, we will not have the financial resources needed to hire additional employees or meaningfully expand our business. We anticipate operating losses for at least the next 12 months. Even if we sell all the securities offered, the majority of the proceeds of the offering will go to pay our two current employees.

Additionally, we are highly dependent on the online auction platforms to track the traffic from our visitors and the sales from our customers. As a result of our recent formation, we have achieved losses since inception and our auditors have raised substantial doubt about our ability to continue as a going concern.

XSInventory's address and phone number is:

XSINVENTORY

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, Nevada 89121

(702) 866-5840

The Offering

Securities Offered (1)	Minimum Shares Offered: 350,000 shares of common stock

Middle Shares Offered 675,000 shares of common stock

Maximum Shares Offered: 1,000,000 shares of common stock

Price Per Share	$0.10

Minimum Purchase	NONE

Common Stock Outstanding before Offering	2,379,192 shares of common stock

Common Stock Outstanding after Offering	Minimum Shares sold: 2,729,192 shares

Middle Shares sold: 3,054,192 shares

Maximum Shares sold: 3,379,192 shares

Estimated Total Proceeds	Minimum Shares Sold: $35,000

Middle Shares sold: $67,500

Maximum Shares Sold: $100,000

Net Proceeds after Offering Expenses	Minimum Shares Sold: $31,700

Middle Shares Sold: $64,200

Maximum Shares Sold: $86,500

Offering Expenses..	If Minimum Shares Sold: $3,300

If Middle Shares Sold: $3,300

If Maximum Shares Sold: $13,500

Use of Proceeds

Other than the expenses of the offering, the proceeds of the offering will be used for; salaries, office lease, office equipment, telephone, office supplies, internet service fees, website development, corporate filing fees, business license and taxes, advertising and inventory acquisition.

(1) Management may not, and will not purchase any shares in this offering, whether to reach the minimums or otherwise.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Operating Statement Data:	For the nine months ended September 30,		For the year ended December 31,		For the Period September 27, 2002 (inception) to September 30,
	2005 (unaudited)	2004 (unaudited)	2004 (audited)	2003 (audited)	2005 (unaudited)
Income Statement Data:

Revenue	$ 5,147	$ 7,715	$ 11,593	$ 37,950	$ 54,689
Cost of goods sold	4,496	7,907	13,638	32,878	51,013
	651	(192)	(2,045)	5,071	3,676

Expenses:
General and administrative expenses	2,075	3,904	4,202	6,216	12,818
Professional fees	7,000	8,000	9,000	-	16,000
Salaries and wages	21,085	21,837	28,753	26,457	76,294
Total expenses	30,160	33,741	41,955	32,673	105,112

Net (loss)	$ (29,509)	$ (33,933)	$ (44,000)	$ (27,602)	$ (101,436)

Net (loss) per share -basic and fully diluted	$ (0.01)	$ (0.03)	$ (0.03)	$ (0.05)

Balance Sheet Data:	As at September 30, 2005 (unaudited)	As at December 31, 2004 (audited)	As at December 31, 2003 (audited)
Total Assets	$ 8,938	$ 18,898	$ 2,641
Liabilities	1,915	325	568
Stockholders' Equity	$ 7,023	$ 18,573	$ 2,073

RISK FACTORS

Investors in XSInventory should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks.

We are a development stage company organized in September 2002 and have commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or sell any significant amount of products, thus potential investors have a high probability of losing their investment. Our auditor's have substantial doubt about our ability to continue as a going concern. Additionally, our auditor's report reflects the fact that the ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment.

We were incorporated in September of 2002 as a Nevada corporation. As a result of our start-up operations we have; (i) generated minimal revenues from operations, approximately $54,689, (ii) accumulated deficits of $71,927 for the period ended December 31, 2004 and $101,436 for the period ended September 30, 2005, and (iii) we have incurred losses of $44,000 and $29,509 for the periods ended December 31, 2004 and September 30, 2005 respectively, and have been focused on organizational and start-up activities since we incorporated. Although we have established a distribution plan and commenced the sale of inventory through the online auction platform of eBay, there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our products, the level of our competition and our ability to attract and maintain key management and employees. Additionally, our auditor's report reflects that the ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

We are significantly dependent on our sole officer and director, who has limited experience. The loss or unavailability to XSInventory of Mr. Evangelista's services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of Michael J. Evangelista, our sole officer and director. Although Mr. Evangelista is not irreplaceable it would be difficult to replace Mr. Evangelista at such an early stage of development of XSInventory. The loss by or unavailability to XSInventory of Mr. Evangelista's services would have an adverse effect on our business, operations and prospects, in that our inability to replace Mr. Evangelista could result in the loss of ones investment. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Evangelista, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Evangelista, then, in that event we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

 Mr. Evangelista has no experience in running a public company or framing an online sales business. The lack of experience in operating a public company or in framing an online sales business could impact our return on investment, if any.

As a result of our reliance on Mr. Evangelista, and his lack of experience in operating a public company or framing an online sales business, our investors are at risk in losing their entire investment. Although Mr. Evangelista intends to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, such management is not anticipated until the occurrence of future financing. Since this offering will not sufficiently capitalize our company, future offerings will be necessary to sufficiently capitalize our company. Until such future offering occurs, and until such management is in place, we are reliant upon Mr. Evangelista to make the appropriate management decisions.

Mr. Evangelista may become involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Evangelista's limited time devotion, less than 15 hours per month, to XSInventory could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Evangelista is currently involved in other businesses, which have not, and are not expected in the future to interfere with Mr. Evangelista's ability to work on behalf of our company. Mr. Evangelista may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Evangelista will devote only a portion, less than 15 hours per month, of his time to our activities. As our sole officer and director, decisions are made at his sole discretion and not as a result of compromise or vote by members of a board.

Since a single stockholder, upon completion of the offering will beneficially own the majority of our outstanding common shares, that single stockholder will retain the ability to control our management and the outcome of corporate actions requiring stockholder approval notwithstanding the overall opposition of our other stockholders. This concentration of ownership could discourage or prevent a potential takeover of our company that might negatively impact the value of your common shares.

Mr. Evangelista, will own approximately 87% of our outstanding common shares if the minimum shares are sold, and 70%, if the maximum shares are sold. As a consequence of his controlling stock ownership position, Mr. Evangelista will retain the ability to elect a majority of our board of directors, and thereby control our management. Mr. Evangelista also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. The concentration of ownership by Mr. Evangelista could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

As a result of Mr. Evangelista's majority ownership of our outstanding common shares after this offering, Mr. Evangelista will control our issuance of securities after the offering.

As a consequence of Mr. Evangelista's controlling stock ownership position, acting alone he will be able to authorize the issuance of securities that may dilute and otherwise adversely affect the rights of purchasers of stock in the offering, including preferred stock. Additionally, he may authorize the issuance of these securities to anyone he wishes, including himself and his affiliates at prices significantly less than the offering price.

Upon completion of this offering there will be an immediate and substantial dilution to purchasers of our securities.

The public offering price of the Shares will be substantially higher than the net tangible book value of the Common Stock. Investors participating in this offering will incur immediate and substantial dilution in the per share net tangible book value of their investment from the initial public offering price of approximately $0.08 or 84.02% in the minimum offering, $0.07 or 74.74% in the middle offering and $0.07 or 70.43% in the maximum offering. See "Dilution"

We are significantly dependent upon our relationship with eBay. The termination of our agreement with eBay would cause us to establish relationships with other companies with online trading platforms. eBay has unilateral power to terminate our agreement, which may result in an inability to continue and a loss of investment. If eBay were to terminate our agreement we may not be able to establish relationships with other online trading companies whose websites are as widely utilized by potential buyers of our goods as eBay's website We have no independent knowledge of the financial condition of eBay.

Our affiliation with eBay provides us an online auction facility. Additionally, it is eBay's software which tracks individuals purchasing products from us. In the event of a termination of our relationship with eBay, we may be unable to incur the cost of our own software to track our customers and we may be unable to establish relationships with other online trading platforms. Either one of these events could cause us the inability to continue in business. eBay reserves the right to amend our agreement at any time by posting the amended terms on eBay.

The ability of eBay to modify our contractual relationship to the extent stated above, in essence allows eBay to unilaterally modify or terminate our agreement.

We are subject to substantial competition, which includes competition from other affiliates of eBay.

We will encounter aggressive competition in our industry, including other member users of eBay, who have the same or greater ability as we do to seek customers. As a result of our agreement with eBay, we do not acquire any rights or privileges that are not enjoyed by thousands of other parties that offer goods for sale on the eBay website. Therefore, our ability to compete in the marketplace will be dependent upon our ability to cause customers to purchase products from us, which we believe is a function of our ability to generate positive feedback from our sales and our ability to purchase products and inventory at prices, which provide for sufficient markup for us to generate a profit. We may be unsuccessful in accomplishing these functions.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of developing professional inventory acquisition contacts, hiring new employees and commencing marketing activities for our products. To fully implement our business plan we will require substantial additional funding. This offering, if successful, will only enable us to maintain minimum operations and working capital requirements and will assist us in further developing our initial business operations; however will not be sufficient to allow us to expand our business meaningfully. Additionally, even if we sell all of the securities we are offering, the majority of the offering's net proceeds will be used to pay salaries to our two current employees during the next twelve months.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

As a result of our deficiency in working capital at December 31, 2004 and other factors, our auditors have included a paragraph in their report regarding substantial doubt about our ability to continue as a going concern.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason.

Because our common stock is deemed a low-priced "Penny" stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

As a result of our placing your invested funds into a segregated account as opposed to an escrow account, the funds are subject to attachment by creditors of the company, thereby subjecting you to a potential loss of the funds.

Because the funds are being placed in a segregated account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes. Investors would lose all or part of their investments if this happened, regardless of whether or not the offering closes.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a "direct public offering," basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, "blue sky statutes" allowing for such offers and sales. Initially we only have intentions of offering our securities being registered in the State of Nevada wherein a registration statement has been filed.

Available Information

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports can be reviewed through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC's website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that XSInventory files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room

100 F. Street, N.W.

Washington, D.C. 20549-0405

Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary", "Risk Factors", "Plan of Operation", "Our Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2005, after giving effect to and as adjusted to give effect to the sale of the 350,000 minimum, 675,000 middle and 1,000,000 maximum shares offered in this prospectus.

	As at September 30, 2005 (unaudited)	AS ADJUSTED Minimum	AS ADJUSTED Middle	AS ADJUSTED Maximum
Current Liabilities:	$ 1,915	$ 1,915	$ 1,915	$ 1,915

Stockholders' Equity:
Common Stock, $0.001 par value; 100,000,000 shares authorized;
2,379,192 shares issued and outstanding	2,379
2,729,192 shares issued and outstanding as adjusted following 350,000 minimum share offering		2,729
3,054,192 shares issued and outstanding as adjusted following 675,000 middle share offering			3,054
3,379,192 shares issued and outstanding as adjusted following 1,000,000 minimum share offering				3,379
Preferred Stock, $0.001 par value; 10,000,000 shares authorized: no shares issue	-	-	-	-
Additional paid-in capital	106,080	140,730	172,905	205,080
Offering Expenses	-	(3,300)	(3,300)	(13,500)
Deficit accumulated during development stage	(101,436)	(101,436)	(101,436)	(101,436)
Stockholders' Equity	7,023	38,723	71,223	93,523
Total Capitalization	$ 8,938	$ 40,638	$ 73,138	$ 95,438

USE OF PROCEEDS

The amounts and timing of expenditures described in the table for each purpose may vary significantly depending on numerous factors, including, without limitation, the progress of our marketing. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our available cash of approximately $7,385, the minimum net proceeds of this offering $31,700 and cash flow from operations, if any, will be adequate to satisfy our capital needs for approximately 12 months following consummation of this offering. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures.

The minimum net proceeds from the sale of the shares of common stock offered hereby are estimated to be approximately $31,700, the middle net proceeds are estimated to be approximately $64,200 and the maximum net proceeds are estimated to be approximately $86,500. To the extent that we raise greater than the Minimum Amount but less than the Middle Amount, or greater than the Middle Amount, but less than the Maximum Amount, then in that case we will use our best efforts to pro rate the amounts set forth in Salaries, Legal, and Inventory. We intend to utilize the estimated net proceeds following the offering for the following purposes:

	Minimum Amount	Middle Amount	Maximum Amount
Total Proceeds	$35,000	$67,500	$100,000

Less: Offering Expenses
Legal (2)	2,000	2,000	10,000
Copying	200	200	1,000
SEC & State Filing Fees	500	500	500
Subscription Processing	600	600	2,000
Net Proceeds from Offering	$31,700	$64,200	$86,500

Use of Net Proceeds

Salaries (1)	$15,200	$25,200	$30,200
Office Lease (5)	-	-	360
Office Equipment (5)	-	-	3,000
Telephone (5)	-	-	2,000
Office Supplies/Postage (5)	-	-	3,000
Corporate Filing Fees	325	325	325
Legal (2)	-	13,560	17,500
Accounting (3)	4,500	4,500	4,500
Inventory Purchases (4)	11,675	20,615	25,615
Total Use of Net Proceed	$31,700	$64,200	$86,500
(1)

Salaries. Our existing agreement with Mr. Evangelista, our sole officer and part time employee, is that we will incur no expense for salaries until such salaries are able to be paid from revenues. We are paying a full time clerical employee who is in charge of the day to day inventory acquisition and sales. We are allocating funds for salaries for additional clerical people in the event we are successful in raising greater than the minimum amount of funds. We have allocated up to $30,200 to pay for salaries, which depending upon the amount of other funds available from either additional private funds raised or revenues, is intended to allow us to hire one additional employee to assist in clerical work.

(2)

Legal. Our agreement with the Stoecklein Law Group is based upon the firm's representation of our company for the next two years. Included in this representation is our agreement to pay $2,000 out of the first $67,500 of funds raised in this offering; however, if we are successful in reaching the maximum proceeds or any portion above $67,500, we will pay an additional amount up to $10,000 (which includes the $2,000), pro rated based upon the amount raised over and above the $67,500. Our agreement with the Stoecklein Law Group is for the law firm to receive $10,000 for the work on the registration; however in the event we are unsuccessful in our fund raising activity, then in that event they have agreed to discount the expense to $2,000 if we receive $67,500, or less. We have allocated additional legal expenses, up to $17,500, for covering the legal expenses related to our filing of quarterly reports, and our annual report for 2005. In the event we do not raise the funds required under this offering, then we will be unable to incur the additional legal expenses, or such expenses will be required to be paid from either advances from our sole director and major stockholder, or from other private placements. The $13,560 is allocated to cover the costs associated with filing our quarterly and annual statements.

(3)	Accounting. $4,500 has been allocated to accounting for the next 12 months.
(4)	Inventory Purchases. These funds will be utilized to acquire inventory for resale.
(5)

Office lease, office equipment, telephone, and office supplies/postage expenses are being covered by Mr. Evangelista until such time as we either receive the maximum proceeds under this offering, or obtain additional funds in addition to this offering, or obtain sufficient revenues to incur these expenses. However, the postage expenses relating to the mailing of purchased products will be paid from the receipt of revenues.

DETERMINATION OF OFFERING PRICE

In determining the initial public offering price of the shares we considered several factors including the following:

•	our start up status;
•	prevailing market conditions, including the history and prospects for the industry in which we compete;
•	our future prospects; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

The difference between our initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Our net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock.

At September 30, 2005 our common stock had a pro forma net tangible book value of approximately $7,023 or $0.00 per share. After giving effect to the receipt of the net proceeds from the minimum, middle and maximum offering offered in this prospectus at an assumed initial offering price of $0.10 per share, our pro forma net tangible book value at September 30, 2005, would have been $38,723 or $0.01 per share in the minimum offering, $71,223 or $0.02 per share in the middle offering and $93,523 or $0.03 per share in the maximum offering. This represents an immediate increase in net tangible book value to our present stockholders of $0.01 in the minimum offering, $0.02 in the middle offering and $0.03 per share in the maximum offering. This results in immediate dilution per share to investors of $0.08 or 84.02% in the minimum offering, $0.07 or 74.74% in the middle offering and $0.07 or 70.43% in the maximum offering. The following table illustrates dilution to investors on a per share basis:

	Minimum	Middle	Maximum
Offering price per share	$0.10	$0.10	$0.10
Net tangible book value per share before offering	$0.00	$0.00	$0.00
Increase per share attributable to investors	$0.01	$0.02	$0.03
Pro forma net tangible book value per share after offering	$0.01	$0.02	$0.03
Dilution per share to investors	$0.08	$0.07	$0.07

The following tables summarize, as of September 30, 2005, the difference between the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing stockholders of common stock and by the new investors purchasing shares in this offering.

The table below assumes the sale of the 350,000 shares minimum offered in this prospectus at an assumed initial public offering price of $0.10 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	2,379,192	87%	$108,459	77%	$0.05
Public Stockholders	350,000	13%	$35,000	23%	$0.10
Total	2,729,192	100%	$143,459	100%

The table below assumes the sale of the 675,000 shares middle offered in this prospectus at an assumed initial public offering price of $0.10 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	2,379,192	78%	$108,459	64%	$0.05
Public Stockholders	675,000	22%	$67,500	36%	$0.10
Total	3,054,192	100%	$175,459	100%

The table below assumes the sale of the 1,000,000 shares maximum offered in this prospectus at an assumed initial public offering price of $0.10 per share and before any deduction of estimated offering expenses.

	Shares Purchased		Total Cash Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Original Stockholders	2,379,192	70%	$108,459	54%	$0.05
Public Stockholders	1,000,000	30%	$100,000	46%	$0.10
Total	3,379,192	100%	$208,459	100%

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

This is a "direct public" offering. We will not receive any proceeds of the offering unless we sell at least the 350,000 shares (minimum offering amount) offered in this prospectus. If the minimum number of shares are not sold, subscribers will lose the use of their funds for the offering period of up to 180 days; the funds invested by them will be promptly returned to the subscribers at the end of the offering without interest and without deduction.

We are offering a minimum three hundred fifty thousand (350,000) shares, middle six hundred seventy-five thousand (675,0000) and a maximum of one million (1,000,000) shares, at ten cents ($0.10) per share. We can give no assurance that the minimum number of shares will be sold. If subscriptions are received for fewer than 350,000 shares, no shares will be sold.

Funds received prior to reaching the 350,000 shares will be held in a non-interest bearing segregated account and will not be used until the offering is completed. The segregated account is an account separated from our existing operations account set up for the sole purpose of receiving the proceeds of this offering. The segregated account is not an escrow, trust or similar account, the account is managed and monitored by an agent for the Company to handle the processing of all subscription funds. If we do not sell 350,000 shares within 180 days after commencement of this offering, the offering will terminate and all money paid for shares will be returned to the purchasers, without interest and without deduction within 24 hours of the termination of the offering if not fully subscribed within the 180 days. Our arrangement with Mr. Ream, who is a non-affiliate of the Company, is to provide a separate account for the investor funds wherein the funds will not be commingled with our general funds until such time as the minimum investment is met. We believe that utilizing a third party provides some assurance to the investors that the funds will not be utilized until the minimum proceeds have been received.

If we were to be unsuccessful in achieving the offering, funds will be redistributed to all investors who have purchased the shares offered in this prospectus. Upon achieving the offering and the acceptance of a subscription for shares, our transfer agent will issue the shares to the purchasers. We may continue to offer shares for a period of 180 days after commencement of this offering or until we have sold all of the shares offered in this prospectus. During the offering period, no subscriber will be entitled to any refund of any subscription.

We will sell the shares on a "direct public offering," basis through our sole officer and director, Michael L. Evangelista, and in the State of Nevada our selling agent Todd Ream, both of whom are considered underwriters as that term is defined in Section 2(a)(11). Neither of these individuals will receive any commission in connection with the sale of shares, although we will reimburse either individual for expenses incurred in connection with the offer and sale of the shares. Mr. Ream will be offering the securities only in the State of Nevada. In addition, Mr. Ream, a Uniform Securities Agent holding a Series 63 License, which entitles him to solicit orders for any type of security in the state of Nevada, is registered as agent for the Company as issuer in Nevada for the offering, will receive a fee, $600 if the minimum offering is achieved and $2,000 if the maximum offering is achieved, for handling the book keeping related to the sale of the shares, referenced as "Subscription Processing" in the Use of Proceeds. Mr. Evangelista and Mr. Ream intend to sale the shares being registered according to the following plan of distribution:

•	Shares will be offered to friends, family, and business associates of Mr. Evangelista and Mr. Ream (Mr. Ream in the State of Nevada only);

Mr. Evangelista will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a "safe harbor" from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such "safe harbor" provisions provided by Rule 3a4-1(a)(4)(ii), he must be in compliance with all of the following:

•	he must not be subject to a statutory disqualification;
•	he must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;
•	he must not be an associated person of a broker-dealer;

•

he must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the XS Inventory otherwise than in connection with transactions in securities; and

•

he must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Mr. Evangelista will comply with the guidelines enumerated in Rule 3a4-1(a)(4)(ii). Mr. Evangelista, nor any affiliates will be purchasing shares in the offering.

You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares, which you wish to purchase to our offices. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the shares in the State of Nevada, or if a sale occurs from a jurisdiction from outside the State of Nevada, that it complies with the Blue Sky rules of such state. Our subscription process is as follows:

•	a prospectus, with subscription agreement, is delivered by XS Inventory to each offeree;
•	the subscription is completed by the offeree, and submitted by check back to XS Inventory where the subscription and a copy of the check is faxed to counsel for review;

•	each subscription is reviewed by counsel for the Company to confirm the subscribing party completed the form, and to confirm the state of acceptance;

•	once approved by counsel, the subscription is accepted by by Mr. Evangelista, and the funds deposited into an account labeled: XSInventory Impound Account, within 24 hours of receipt;

•	subscriptions not accepted, are returned with the check undeposited within 24 hours of receipt.

Funds will be deposited to the following account:

XSInventory Impound Account

Bank of the West

1690 E. Flamingo

Las Vegas, Nevada 800-488-2265

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. At present, Michael J. Evangelista is our sole officer and director. Information as to the director and executive officer is as follows:

Name	Age	Title
Michael J. Evangelista	32	President, Secretary/Treasurer, Director

Duties, Responsibilities and Experience

Michael J. Evangelista. President, Secretary/Treasurer, Director and founder of XSInventory from September 22, 2002 (inception) to present. Mr. Evangelista currently does not spend more than 15 hours per month on XSInventory business. Since September 2003 Mr. Evangelista has been President of OPM Distributing, a Las Vegas based automotive wholesale business, specializing in aftermarket automotive accessories, including: custom wheels and tires, performance products, aerodynamic packages and interior accessories. From 1999 though September 2003, Mr. Evangelista worked in retail sales for a Las Vegas based automotive accessories retailer, Clean Concepts, Inc. Mr. Evangelista also provides personal business consulting services to various wholesale and retail businesses.

Significant Employees

We currently have one full time employee, considered our significant employee.

Gisela Anna DeMint, age 27. Ms. DeMint is or sole full time employee with the responsibility of purchasing products, photographing products, and listing products for resale on eBay. Ms. DeMint has been working for the Company since March 7, 2003. From 1997 to 1999 Ms. DeMint worked at Guess, a retail clothing store. From 1999 to 2001, Ms. DeMint worked as the manager of the shoe department of Kenneth Cole in the Forum Shops in Las Vegas, Nevada, and from 2001 through 2004, Ms. DeMint work at the Footworks in the Forum Shops in Las Vegas, Nevada. Ms. DeMint has a communications degree from the University of Las Vegas, Nevada.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 350,000 shares minimum, 675,000 shares middle and 1,000,000 shares maximum of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group. The address of each person is care of XSInventory.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering	Percent After Offering (Minimum)	Percent After Offering (Middle)	Percent After Offering (Maximum)
Michael J. Evangelista	2,379,192	100%	87%	78%	70%
All Directors, Officers and Principle Stockholders as a Group	2,379,192	100%	87%	78%	70%

"Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 2,379,192 shares were outstanding as of the date of this prospectus. Upon sale of the minimum 350,000 shares, we will have outstanding 2,729,192 shares of common stock. Upon sale of the middle 675,000 shares, we will have outstanding 3,054,192 shares of common stock. Upon the sale of the maximum 1,000,000 shares, we will have outstanding 3,379,192 shares of common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of XSInventory, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	to issue the shares;

•	to fix the number of shares;
•	to change the number of shares constituting any series; and
•	to provide for or change the following:
•	the voting powers;
•	designations;
•	preferences; and
•	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
•	dividend rights (including whether dividends are cumulative);
•	dividend rates;
•	terms of redemption (including sinking fund provisions);
•	redemption prices;
•	conversion rights; and
•	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•	20 to 33%
•	33% to 50%
•	more than 50%.

A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which;

•	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
•

does business in Nevada directly or through an affiliated corporation. At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of XSInventory, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of XSInventory. This Statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination," unless certain conditions are met. The Statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having;

•	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
•	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
•	representing 10 percent or more of the earning power or net income of the corporation.

An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

•

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

•	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

•	if higher for the holders of Preferred Stock, the highest liquidation value of the Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Stoecklein Law Group of 402 West Broadway, Suite 400, San Diego, California 92101 has issued an opinion that the shares being issued pursuant to this offering, upon issuance, will have been duly authorized and validly issued, fully paid, and non-assessable. Our agreement with the Stoecklein Law Group is based upon the firms representation of our company for the next two years. Included in this representation is our agreement to pay $2,000 out of the minimum proceeds for our registration; however if we are successful in reaching the maximum proceeds or any portion thereof, we will pay an additional amount up to $10,000 for our registration, pro rated based upon the amount raised over and above the minimum proceeds. We have allocated additional legal expenses, up to $17,500, for covering the legal expenses related to our filing of quarterly reports, and our annual report for 2005. In the event we do not raise the funds required under this offering, then we will be unable to incur the additional legal expenses, or such expenses will be required to be paid from either advances from our sole director and major stockholder, or from other private placements. The $13,560 is allocated to cover the costs associated with filing our quarterly and annual statements. Additionally, we understand that we will be billed for legal services for other than the registration based upon legal work performed, if any.

The financial statements of XSInventory and its subsidiary, as of December 31, 2004 and 2003, are included in this prospectus and have been audited by Beckstead and Watts, LLP, independent auditors, as set forth in their audit report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

The financial statements of XSInventory and its subsidiary, as of September 30, 2005 , are included in this prospectus and have been reviewed by Beckstead and Watts, LLP, independent auditors, as set forth in their review report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of XSInventory will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director's duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	or under applicable Sections of the Nevada Revised Statutes
•	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,
•	for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting XSInventory. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in XSInventory in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

DESCRIPTION OF BUSINESS

OVERVIEW

XSInventory is a development stage company incorporated in the State of Nevada in September of 2002. We were formed to engage in the business of marketing, selling and distributing products through online trading websites of companies such as eBay. In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of products through eBay. Although the affiliation with eBay as an online trading platform allows us immediate online access to an online auction facility, we are highly dependent upon eBay to provide a platform for the liquidation of our products. Additionally, we are highly dependent on the online auction platforms to track the traffic from our visitors and the sales from our customers. We commenced operations in February of 2003, generating revenues of $54,689 as of September 30, 2005. All of our current operations are conducted through Creative Excess, Inc. We currently purchase our products from companies that are known liquidators of products, which other companies have on inventory and are unable to sell, or have been purchased as a result of a bankruptcy or insolvency liquidation. Our purchases have been generally from companies such as Marshall's, TJMaxx, Ross, the MAGIC Show in Las Vegas, and other eBay customers, none of which are a major source of supplies. To make a purchase, our employee evaluates which products she believes will sell, walks into any of the supply companies mentioned above, and makes a purchase of products. We do not have contracts with the suppliers, as any individual can make similar purchases. We sometimes utilize the term, excess inventory as a result of the products, which we are selling which have been shifted to companies as referenced above to liquidate out inventory of other companies who initially purchased the products. Recently we have been negatively impacted by a lack of capital to acquire additional inventory. During this time period of reduced sales we have concentrated efforts of locating different sources from which we will be able to acquire inventory for resale. As a result of our current registration we are impacted by our inability to raise capital from private sources.

The way our business works:

An online trading platform, such as the one developed by eBay and utilized by us, provides a method by which buyers and sellers are brought together in an efficient and entertaining format to browse, buy and sell items such as collectibles, automobiles, high-end or premium art items, jewelry, consumer electronics and a host of practical and miscellaneous items. The eBay trading platform which we use is a fully automated, topically arranged, intuitive, and easy-to-use service that supports an auction format in which sellers list items for sale and buyers bid on items of interest, and a fixed-price format in which sellers and buyers trade items at a fixed price established by sellers.

The XSInventory business plan is to establish a relationship with a number of quality product vendors where we can purchase quality products and sell the same products at a marked up price through an online trading platform on either eBay and/or other similar trading platforms. These relationships will provide us with additional sources of product to resell through eBay or some other trading platform. Currently, the main products, which we have sold and are selling consists of women's designer clothing and accessories, including brand names such as Juicy Couture, Guess, Dooney & Bourke, Coach, Hale Bob, XOXO, Jams World, Hard Tail, Baby Phat, Roxy, and others. We intend to continue to sell this type of product until relationships are established at vendors for products we believe will be appropriate for our company. Appropriate products consist of products, which we believe we can sell to the general public, based upon current trends in the public's buying habits. Since we are not limited by whom we purchase product from, a loss of any supplier has no impact on our ability to obtain product.

To establish our business plan at the lowest possible cost, we have joined the online trading platform of eBay, a public company (Nasdaq:EBAY;www.eBay.com) offering our company, on a non-exclusive basis, the ability to liquidate our inventory through utilizing eBay's website.

According to information set forth on eBay's website, eBay's mission is to provide a global trading platform where practically anyone can trade practically anything. Additionally, the information indicates that eBay's community includes tens of millions of registered members from around the world.

As a result of our User Agreement with eBay we are able to access eBay's services available under the domain and sub-domains of www.eBay.com (including halfeBay.com and eBaystores.com). Under the terms of the User Agreement we have an opportunity to review and accept the fees that we will be charged for the use of eBay's listing service. The User Agreement further provides that eBay may in its sole discretion change some or all of its services at any time. Our user identification, which allows us to utilize eBay's listing service is "creativeexcess."

Our revenues are generated from the customers who enter eBay's website through eBay's home page, which contains a listing of major product categories, featured items and theme-oriented promotions. Users can search for specific items by browsing through a list of items within a category or subcategory and then "click through" to a detailed description for a particular item. Users can also search specific categories, interest pages or the entire database of listings using keywords to describe their areas of interest. eBay's search engine generates lists of relevant items with links to detailed descriptions. Each item is assigned a unique identifier so that users can easily search for and track specific items. Users also can search for a particular bidder or seller by name to review his or her listings and feedback history and search for products by specific region or other attributes. The users do not incur expenses for utilizing the search capabilities, or purchasing products through eBay's website. Once a user has found an item and registered with eBay, the user may enter a bid for the maximum amount he or she is willing to pay at that time, or for those listings that offer the Buy-It-Now feature, purchase the item by accepting the Buy-It-Now price established by the seller. In the event of competitive bids, the eBay service automatically increases bidding in increments based upon the current high bid, up to the bidder's maximum price. Shipping costs associated with the products which we sell vary depending on the weight of the item and if the buyer purchases more than one item. Most items which, we have sold are forms of clothing or accessories which are being shipped via UPS priority mail, with an average shipping cost of approximately $3.95 per package.

We list products for sale on the eBay website by completing a short online form or using "Mister Lister," or "Sellers Assistant." We select a minimum price for our opening bids for each item and we choose whether the sale will last three, five, seven or ten days. Additionally, we may select a reserve price for a particular item, which is the minimum price at which we are willing to sell the item, which is typically higher than the minimum price set for the opening bid. The reserve price is not disclosed to bidders. In some cases, we may choose to use the Buy-It-Now feature, which allows us to name a price at which we are willing to sell the item to any Buyer. Our listings, which offer the Buy-It-Now feature are run in the normal auction-style format, but also feature a Buy-It-Now icon and price. Until the first bid is placed, or in the case of a reserve auction, until the reserve price is met, buyers have the option to buy the item instantly at the specified price without waiting for the auction to end. We can elect to sell items in individual item listings or, if we have multiple identical items, can elect to hold a "Dutch Auction." For example, we may wish to sell 10 identical watches and hold 10 individual auctions or hold a Dutch Auction in which the 10 highest bidders would each receive a watch at the same price and all lower bids would be rejected.

The Dutch Auction format is for sellers with many identical items to sell. Examples of Dutch Auction formats are as follows:

•	A seller has 10 pens for auction at $1 each. 10 people bid $1 for one pen each. In this case, all 10 bidders will win a pen for $1.

OR

•

Let's say that 5 people bid $1.25 for one pen each and 10 others bid $1. The minimum bid for the pen will be raised to $1.25 because demand exceeds supply. Because the $1.25 bidders bid higher than the $1 bidders, they will be guaranteed a pen. The other 5 pens will go to the earliest $1 bidders. The final price for each pen will be $1 (even though someone placed a high bid of $1.25) since all winning bidders pay the same price - which is the lowest successful bid.

For us to list an item with eBay we pay a nominal listing fee to list each item for sale. When an auction ends, the eBay system validates whether a bid has exceeded the minimum price, and the reserve price if one has been set. If the auction was successful or if the buyer elected the Buy-It-Now feature, eBay automatically notifies us and the buyer via email, and the buyer and us then complete the transaction independent of eBay. At the time of the email notification, eBay generally charges us a final value fee. The customers who are buying products through eBay do not pay a fee or incur expenses for utilizing the search capabilities, or purchasing products through eBay's website.

Under the terms of the user agreement with eBay, if we receive one or more bids above the stated minimum or reserve price, whichever is higher, we are obligated to complete the transaction.

Invoices for listing and final value fees are sent via email to us on a regular (at least monthly) basis. eBay requires us to have a credit card account on file. We are charged shortly after the invoice is sent. A summary of the basic fee structure as of 2005 is provided below. All pricing is subject to change.

When you list an item on eBay, you're charged an Insertion Fee according to the table below. If the item sells, you are also charged a Final Value Fee. The total cost of selling an item is the Insertion Fee plus the Final Value Fee.

Insertion Fees

Starting or Reserve Price	Insertion Fee

$0.01-$0.99	$0.25
$1.00-$9,99	$0.35
$10.00-$24.99	$.600
$25.00-$49.99	$1.20
$50.00 - $199.99	$2.40
$200.00 - $499.99	$3.60
$500 or more	$4.80

Final Value Fees

Closing Price	Final Value Fee

Item not sold	No Fee
$0.01 - $25.00	5.25% of closing value
$25.01 to $1,000	5.25% of the initial $25.00 ($1.31, plus 2.75% of the remaining closing value balance ($25.01 to $1,000.00)
Over $1,000	5.25% of the initial $25.00 ($1.31), plus 2.75% of the initial $25.00 - $1,000.00 ($26.81), plus 1.50% of the remaining closing value balance ($1,000.01 -closing value)

Inventory

We currently maintain our inventory at our executive office location except when the inventory is in transit for photographing and mailing. At such time as our inventory expands beyond our current location capabilities, we will continue to utilize our executive office for storage of the limited inventory currently on hand.

Marketing Strategy

Our marketing strategy is to promote our name recognition and credibility as a reliable seller of merchandise on various online auction services. To build name recognition we are attempting to acquire inexpensive products in high demand and offering them for resale at bargained for prices, while at the same time providing exceptional service in putting the purchased products in the hands of our customers as soon as possible. Our products are generally shipped within three days of the payment of an order. We find that many online eBay sellers of merchandise ship their products within approximately 30 days, as opposed to our three days. As a result of our lack of capital, we have (1) not established a marketing plan, and (2) have not expended any capital on advertising for our site or the sale of product. However: as part of our marketing efforts, we have maintained a customer response program, which has assisted us in our marketing efforts. Our customer response program consists of evaluating the feedback received by other sellers of products similar to ours on eBay, and attempting to maintain a zero negative feedback policy for our Company. We believe, based upon the limited amount of products, which we have sold, and the experience which our sole employee has had in retail sales, customers are seeking products at good prices, which products are in demand based upon current trends, and desire immediate mailing of the products. By reviewing the feedback of the customers, which is posted on the eBay website, whether negative or positive, we are able to obtain important information on what generates a sale of products similar to our own. Our own experience in buying products, similar to our own, over the Internet has resulted in approximately 50% of the product purchases which have not been mailed within 30 days of the purchase.

Risk Management Insurance

We do not maintain a liability insurance program. Our proposed insurance program, once implemented, will include property, casualty, and comprehensive general liability coverage. Management believes that the proposed insurance program, when completed, is intended to be adequate. There can be no assurance that we will be able to obtain or maintain such liability insurance.

Competition

We encounter aggressive competition in our business from numerous sources. Our customers can purchase similar items through a variety of competing channels, including online and offline retailers, distributors, liquidators, import and export companies, auctioneers, catalog and mail order companies, virtually all online and offline commerce participants (consumer-to-consumer, business-to-business) and online and offline shopping channels and networks. As our product offering continues to broaden into new categories of items, we expect our competition to continue to broaden to include other online and offline channels for those new offerings. We also compete on the basis of price and product selection, which are derived from our abundant and diverse customer community and the quality of the eBay user experience. As a result of our focus on sales through eBay, we compete with thousands of other parties that offer goods for sale on the eBay website. Since there are effectively no barriers to entry for current and potential competitors, competition in sales utilizing the eBay website is significant. To compete effectively, we may need to expend significant resources in establishing vendor contacts which will assist us in obtaining inventory for liquidation. These efforts may be expensive and could reduce our margins and have a material adverse effect on our business, financial position, operating results, cash flows, and ultimately our stock values.

Government Regulation

We are subject to the same foreign, federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at the state and federal levels (both in the U.S. and abroad) and it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

The states may implement taxing legislation, which would affect the way online merchants collect, or do not collect taxes, which may impact our revenue. At present we do not intend to collect sales or other similar taxes in respect of sales and shipments of products outside of Nevada. However, various states have sought to impose state sales tax collection obligations on out-of-state direct sales companies such as ours. A successful assertion by one or more of these states that we should collect sales tax on the sale of our products could result in additional costs and corresponding price increases to our customers whether collected by us. Any imposition of state sales and use taxes on products sold over the Internet may decrease customers' demand for products resulting in a decrease in our revenues.

In addition, we cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulations on our business would be. As a result of our having an office only in the City of Las Vegas, State of Nevada, we are currently only subject to the taxing authority in Clark County, Nevada. We do not have a corporate tax in the State of Nevada. However, we are subject to the laws of the federal government in reference to Federal Trade Commission rules and regulations pertaining to disclosure requirements. The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. These regulations may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by us. Additionally, we are subject to the anti-fraud common law statutes of any state where we accept customers. In the future, we may be subject to the taxation of our customer's place of residency or place of purchase.

Employees

We are a development stage company and currently have only one full-time and one part-time employee. Michael J. Evangelista, who is also our sole officer and director is a part time employee. We look to Mr. Evangelista for his entrepreneurial skills and talents. For a discussion of Mr. Evangelista's experience, please see "Director, Executive Officers, Promoters and Control Persons." Initially Mr. Evangelista will coordinate all of our business operations. Our full time employee, who we pay $2,100 per month, is involved in the day-to-day operations including the purchasing and listing of items for sale through auction websites. Mr. Evangelista has provided the working capital to cover the expense of our full time employee. We plan to use consultants, attorneys and accountants as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees: however we do not intend to hire these individuals within the next 12 months. A portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.

Mr. Evangelista is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our SB-2 registration statement, and monitoring inventory purchases.

 REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our registration statement is effective and our securities are registered under the exchange act, we will file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission's website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

XSInventory is a development stage company incorporated in the State of Nevada in September of 2002. We were formed to engage in the business of marketing, selling and distributing products through the online trading website of companies such as eBay, (www.eBay.com.). In February 2003, we formed Creative Excess, Inc., as a wholly owned subsidiary, to become an online liquidator of products through eBay. Although the affiliation with eBay as an online trading platform allows us immediate online access to an online auction facility, we are highly dependent upon eBay to provide a platform for the sale of our products. As of the date of this prospectus, we have generated all of our revenue by selling goods using eBay. Our affiliation with eBay is a standard user agreement which eBay makes available to members of the general public.

Since our incorporation in September 2002 through September 30, 2005, we have generated $54,689 in revenues with a net loss of $101,436. Our recent activities include organization of the Company, our setting up of our account with eBay, and the commencement of buying inventory and re-selling the inventory through eBay. The XSInventory business plan is to establish a number of quality product outlets where we can purchase quality products and excess inventory and sell the same inventory at a marked up price through our online trading platform on eBay and/or other similar trading platforms.

Results of Operations

Nine months ended September 30, 2005 compared to the nine months ended September 30, 2004

Revenue

	2005	2004	Increase/(decrease)
			$	%
For the nine months ended September 30:
Revenue	$ 5,147	$ 7,715	$ (2,568)	33%

Revenue for the nine months ended September 30, 2005 was $5,147, a decrease of $2,568, or 33%, from $7,715 in the same period one year ago.

We believe the decrease is due to a decrease in our purchasing of products for resale. This decrease in purchases is the result of the unavailability of cash for such purchases.

Cost of goods sold/Gross profit percentage of revenue

	2005	2004	Increase/(decrease)
			$	%
For the nine months ended September 30:
Cost of goods sold	$ 4,496	$ 7,907	$ (3,411)	(43)%

Cost of goods sold for the nine months ended September 30, 2005 was $4,496, a decrease of $3,411, or 43%, from $7,907 for the nine months ended September 30, 2004. The decrease is the direct result of lower gross revenue for the period due to a decrease in purchases of products for resale.

	2005	2004	Increase/(decrease)
			$	%
For the nine months ended September 30:
Gross profit	$ 651	$ (192)	843	N/A
Gross profit % of revenue	13%	(2)%

Gross profit for the nine months ended September 30, 2005 was $651, for an increase of $842 over the ($192) gross profit for the nine months ended September 30, 2004.

Gross profit as a percentage of revenue increased from (2)% for the nine months ended September 30 last year to 13% for the nine months ended September 30, 2005. The increase in gross profit percentage reflected our ability to purchase product at an increased discount, which could be resold for higher price margins. If we are unable to locate products, which we can purchase at prices that allow mark-up and saleability, our gross profit margin may decrease in future periods.

Expenses

	2005	2004	Increase/(decrease)
			$	%
For the nine months ended September 30:
Expenses	$ 30,160	$ 33,741	$ (3,581)	11%

The total expenses were $30,160 for the nine months ended September 30, 2005 versus $33,741 for the nine months ended September 30, 2004, a $3,581 or 11% decrease. The decrease for the nine months ended September 30, 2005 versus the same period in 2004 is primarily due to costs related to general and administrative expenses. Our use of general office supplies decreased as a result of decreased sales activity.

Net loss

	2005	2004	Increase/(decrease)
			$	%
For the nine months ended September 30:
Net (loss)	$ (29,509)	$(33,933)	$ (4,424)	13%

The Company's net loss for the nine months ended September 30, 2005 was $29,509, versus a net loss of $33,933 for the nine months ended September 30, 2004, a decrease of $4,424, or 13%. The decrease in net loss was primarily the result of (i) the increase in gross profits, and (ii) decreased administrative expenses.

Risks that could cause actual sales to differ from expected sales are detailed in the remainder of this section, and under the section titled "Factors That May Affect the Company's Future Operating Results."

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue: Total revenue for the years ended December 31, 2004 and 2003 was $11,593 and $37,950. This 69% decrease in revenues was due to the availability of funds utilized in the purchase of merchandise in 2003 as opposed to the lack of availability of funds in 2004. This decrease in the availability of funds was the result of our sole officer and director providing less funds in 2004 than in 2003. Cost of goods was $13,638 in 2004 and $32,878 in 2003, a $19,240 or a 58.5% decrease in the capital available for inventory acquisition. This decrease in cost of goods, and thus decrease in revenue, resulted in a gross profit loss of ($2,046) in 2004 as opposed to a gross profit of $5,071 in 2003.

Expenses: Our expenses, which consisted solely of general and administrative expenses for the years ended December 31, 2004 and 2003 was $41,955 and $32,673. This $9,282 or 28.4% increase in expenses was primarily the result of salary and audited expenses.

Net Loss: Our net loss for the years ended December 31, 2004 and 2003 was $44,000 and $27,602, respectively, for an increase in losses of $16,398 or 59.4%. The substantial increase in net loss was the result of decreased revenues (58.5% decrease) while at the same time incurring a 28.4% increase in expenses.

Liquidity and Capital Reserves

Cash will be increasing primarily due to the receipt of funds from this offering to offset our near term cash requirements. Since inception, we have financed our cash flow requirements through the issuance of common stock and sales activities, which has resulted in our receipt of $163,148. We have used $154,210 as of September 30, 2005, leaving cash in the amount of $7,385, inventory valued at $553 and prepaid expenses of $1,000. As we expand our activities, we may continue to experience net negative cash flows from operations, pending receipt of sales revenues. In addition to the current pending SB-2 registration, we anticipate obtaining additional financing to fund operations through private placements of common stock offerings in the future, and subsequent to the funding of the pending registration.

In determining whether to conduct this public offering instead of raising money through other means we analyzed: (i) exemptions from registration under the Federal Securities Laws; (ii) exemptions from registration in Nevada; (iii) the requirements of audited financial statements for certain exemptions, such as Regulation D 505 and 506 (when offering to unaccredited investors) and the disclosure mandated; (iv) the ability to generally solicit the sale of a security wherein registration is provided; (v) and, the potential for creating liquidity in the investment if submitted for trading.

We anticipate we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, provide order fulfillment through the Internet, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

As of September 30, 2005, current assets totaled $8,938, a decrease of $9,546 as compared to December 31, 2004. The decrease in current assets resulted from operational expenses and the purchase of inventory incurred during the normal course of business.

Plan of Operation

Satisfaction of our cash obligations for the next 12 months. Our plan of operation has provided for us to establish an outlet for the sale of product which we have begun purchasing. Having established our relationship with eBay, as the initial online trading platform, we have commenced selling our inventory. We capitalized our company with $108,459 from our sole officer, director and stockholder, Mr. Evangelista. We have utilized the $108,459 to setup our corporate organization, payment of audit fees for our registration, inventory purchases, general and administrative, and payment of salaries, leaving us with a balance of approximately $7,385 as of September 30, 2005. Our plan of operation indicates expenditures in the following year of at least $31,700, the minimum net proceeds from this offering, to be used for: (i) salaries - $15,200, (ii) corporate filing fees - $325, (iii) accounting fees - $4,500, and (iv) inventory purchases - $11,675. We have based our assumptions on the fact that we will not incur additional obligations for personnel, office, etc. until such time as we either raise additional equity or debt, or generate revenues to support such expenditures. Our sole officer and director, Mr. Evangelista has agreed to continue his part time work without pay if required, until such salary can be paid from revenues. We have allocated $15,200 toward salaries from our minimum funds raised to pay toward our one full time employee. If we were to not receive any additional funds, we could not continue our business operations.

Summary of any product research and development that we will perform for the term of the plan. We do not anticipate performing any significant product research and development under our plan of operation. In lieu of product research and development we anticipate spending efforts on our acquisition of inventory which will allow for the highest return on cost of goods.

Expected purchase or sale of plant and significant equipment. We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or in the next 12 months.

Significant changes in number of employees. The number of employees required to operate our business is currently one part time individual and one full time individual. After we complete the current offering and have commenced generating revenues based upon the expenditures of our inventory, our plan of operation anticipates our requiring additional capital to hire at least one additional full time person.

FACTORS THAT MAY AFFECT THE COMPANY'S FUTURE OPERATING RESULTS

Going Concern; Need For Additional Capital

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have suffered losses from operations during our operating history and our ability to continue as a going concern is dependent upon obtaining future profitable operations. Our business is capital intensive. Although management believes that the proceeds from the sale of its securities, together with funds from operations, will be sufficient to cover its anticipated cash requirements, the Company may be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to investors.

Limited History of Business Operations; Accumulated Losses

We have only a limited operating history and our business model has not yet been tested in the market place. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the eBay retail markets industry, which are characterized by a large number of market entrants, intense competition and a high failure rate. To date, we have been engaged primarily in start-up and business development activities and have generated little revenue from product sales. To achieve profitable operations, we must successfully establish methods of acquiring products for re-sale which can be purchased at significantly discounted prices, enabling us to introduce and market the products at competitive prices. No assurance can be given that we will be successful in the location of product, or if located, that we will be able to purchase the products at competitive prices as the result of our inability to purchase large quantities of products, or if competitively purchased, that we will be successful in marketing the product through the Internet. Accordingly, we have generated only $54,689 in revenues from the sale of products from inception. Consequently, we have incurred a net loss from operating activities of approximately $101,436 for the same period. In view of our lack of revenue and losses we have analyzed various methods of Internet marketing. We have no intention of merging, acquiring, or forming a business combination with any other entity. Future operating results will depend on many factors, including our ability to raise capital to acquire inventory, the demand for our products, the level of competition and our ability to establish relationships wherein we are able to acquire inventory on a substantially discounted basis.

We will require approximately $31,700 to operate our business over the next 12-month period. This amount includes funds for salaries, accounting, corporate filing fees, office lease, postage and telephones, and $11,765 in inventory purchases. Although our majority stockholder has indicated a willingness to continue funding our operations during the next 12 months in the event we are unsuccessful in raising funds through this offering, we would anticipate raising money privately, if this offering fails for any reason. If we are unable to raise money: (i) from this offering; (ii) from private placements; or (iii) alternatively from our majority stockholder; then in that event we may be forced into terminating our operations until such time as funds are available from one of the above sources.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF PROPERTY

We currently maintain an office at 2950 E. Flamingo Rd, Suite E-6D, Las Vegas, NV 89121. Our monthly rent of $150 is accrued monthly. Additionally, Mr. Evangelista, our sole officer and director, and our full time employee occasionally will utilize their homes to conduct business on our behalf. Mr. Evangelista does not receive any remuneration for the use of his home or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not require personnel other than Mr. Evangelista and our one full time employee, to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

We currently maintain our inventory consisting of articles of clothing, and accessories, at our executive office location except when the inventory is in transit for photographing and mailing. Photographing and narrating the products is handled by our employee, who creates a digital image of the product and lists the product for resale on the eBay website. Until such time as our inventory expands beyond our current location capabilities, we will continue to utilize our executive office for storage of the limited inventory currently on hand.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company rents an office which is leased at a value of $150 per month. Office services are provided without charge by the Company's director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

During February 2003, Mr. Evangelista acquired 350,000 shares of common stock, at a price of $.02 per share. Mr. Evangelista is the sole officer, director, stockholder, and promoter of XSInventory. The proceeds from the sale of the shares to Mr. Evangelista, $7,000, constituted the initial capitalization of the company.

Between March of 2003 and September 2005 Mr. Evangelista acquired an additional 2,029,192 shares of our common stock for $101,459 or $0.05 per share.

On January 30th, 2006, Mr. Evangelista executed a "Restated Lock-Up Agreement" pertaining to the 2,379,192 shares in anticipation of filing this registration statement in the State of Nevada. The lock up agreement is effective as of January 30, 2006 and continues in effect until the earlier of (i) a period of three years from January 30th, 2006; (ii) when the Company's stock is traded on the NASD "Over-the-Counter Bulletin Board" at an average share price of greater than the price in this prospectus for a minimum of three months; (iii) the Shares are listed on the NASDQ "Small Cap" or higher market; or (iv) the Company has paid the initial purchase price back to the purchasing shareholders in the form of Company dividends; collectively, the "Termination Date(s)"). The period of time from the Effective date until the Termination Date(s) is referred to herein as the "Lock Up Period."

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that NASD will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

As of September 30, 2005 there was 1 stockholder of our common stock, Mr. Evangelista.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board's assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our sole officer and director, Michael J. Evangelista from inception (September 22, 2002) to September 30, 2005.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options
Michael J. Evangelista, President, Secretary Treasurer	2002	$-0-	-0-	-0-	-0-	-0-
	2003	$-0-	-0-	-0-	-0-	-0-
	2004	$-0-	-0-	-0-	-0-	-0-
	2005	$-0-	-0-	-0-	-0-	-0-

Future Compensation

Mr. Evangelista has agreed to provide services to us for a period of two years without compensation, or until such time as we have raised funds from this offering, or generated at least

$100,000 in revenues in any twelve month period. In the event we have raised the minimal proceeds, then in that event we have allocated $15,200 to the salary of our full time employee, who is not an officer, director, and is not related to our sole officer and director. In the event we are successful in raising the maximum proceeds, $100,000, then in that event we would pay Mr. Evangelista a salary of $5,000 from such proceeds. Any additional salary paid to Mr. Evangelista would be the result of additional capital raised outside this offering, or as the result of future revenues.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock will be Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, Nevada 89119.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 2,729,192 shares of common stock, assuming the minimum of 350,000 shares are sold, 3,054,192 shares of common stock assuming the middle 675,000 shares are sold and 3,379,192 shares of common stock outstanding, assuming the maximum of 1,000,000 shares are sold.

Of these shares, the 350,000 shares of common stock sold in this offering if the minimum number of shares is sold, the 675,000 shares of common stock sold in this offering in the middle number of shares are sold or 1,000,000 if the maximum number of shares are sold, will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become "affiliates" as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our sole officer and director will not be purchasing shares in this offering. The remaining 2,379,192 shares of common stock held by our existing stockholder are "restricted securities" as that term is defined in Rule 144 under the Securities Act and are subject to a restated lock up agreement which was effective as of January 30, 2006 and continues in effect until the earlier of (i) a period of three years from January 30th, 2006; (ii) when the Company's stock is traded on the NASD "Over-the-Counter Bulletin Board" at an average share price of greater than the price in this prospectus for a minimum of three months; (iii) the Shares are listed on the NASDAQ "Small Cap" or higher market; or (iv) the Company has paid the initial purchase price back to the purchasing stockholders in the form of Company dividends; collectively the Termination Date(s). The shares making up the 2,379,192 were purchased between September 22, 2002 and September 30, 2005. All restricted shares are held by our sole officer and director. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. As a result of the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale on the date of this prospectus; and
•

the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, subject to restrictions on such sales by affiliates and as restricted by the lock-up agreement.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of XSInventory at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser's written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

In April 2004, we engaged the services of Beckstead and Watts, LLP of Las Vegas, Nevada, to provide an audit of our financial statements for the period from September 22, 2002 (inception) to December 31, 2004. This was our first auditor. We have no disagreements with our auditor through the date of this prospectus.

XSINVENTORY

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2004 and 2003(Audited)

For the Nine months ended September 30, 2005 (Unaudited)

Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 (tel)

702.362.0540 (fax)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of XSInventory (the "Company") (A Development Stage Company), as of December 31, 2004 and 2003, and the related statement of operations, stockholders' equity, and cash flows for the years then ended, and for the period from September 27, 2002 (Date of Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XSInventory (A Development Stage Company) as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended, and for the period September 27, 2002 (Date of Inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

June 10, 2005

XSInventory

(a Development Stage Company)

Balance Sheets

	December 31, 2004	December 31, 2003
Assets

Current assets:
Cash	$ 16,931	$ -
Inventory	1,967	2,641

Total current assets	18,898	2,641
	$ 18,898	$ 2,641

Liabilities and Stockholder's Equity

Current liabilities:
Check issued in excess of available cash	$ -	$ 243
Accrued liabilities	325	325
Total current liabilities	325	568

Stockholders' equity:

Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 2,020,000 and 810,000 shares issued and outstanding at 12/31/04 and 12/31/03	2,020	810
Additional paid-in capital	88,480	29,190
(Deficit) accumulated during development stage	(71,927)	(27,927)
	18,573	2,073

	$ 18,898	$ 2,641

The accompanying notes are an integral part of these financial statements.

XSInventory

(a Development Stage Company)

Statements of Operations

	For the year ended December 31,		September 27, 2002 (inception) to December 31, 2004
	2004	2003

Revenue	$ 11,593	$ 37,950	$ 49,543
Cost of goods sold	13,638	32,878	46,517
	(2,045)	5,071	3,026

Expenses:
General and administrative expenses	4,202	6,216	10,743
Professional fees	9,000	-	9,000
Salaries and wages	28,753	26,457	55,210
Total expenses	41,955	32,673	74,953

Net (loss)	$ (44,000)	$ (27,602)	$ (71,927)

Weighted average number of common shares outstanding -basic and fully diluted	1,318,247	529,973

Net (loss) per share -basic and fully diluted	$ (0.03)	$ (0.05)

The accompanying notes are an integral part of these financial statements.

XSInventory

(a Development Stage Company)

Statements of Changes in Stockholders' Equity

	Common Stock Shares Amount		Additional Paid-in Capital	(Deficit) Accumulated During Development Stage	Total Stockholders' Equity

	-	$ -	$ -	$ -	$ -
Net (loss) September 27, 2002 (Inception) to December 31, 2002				(325)	(325)
Balance, December 31, 2002	-	-	-	(325)	(325)

February 18, 2003 Founders shares issued for cash	350,000	350	6,650		7,000
March 21, 2003 Founders shares issued for cash	200,000	200	9,800		10,000
July 15, 2003 Founders shares issued for cash	10,000	10	490		500
August 6, 2003 Founders shares issued for cash	100,000	100	4,900		5,000
September 16, 2003 Founders shares issued for cash	20,000	20	980		1,000
October 29, 2003 Founders shares issued for cash	60,000	60	2,940		3,000
November 3, 2003 Founders shares issued for cash	20,000	20	980		1,000
November 25, 2003 Founders shares issued for cash	40,000	40	1,960		2,000
December 17, 2003 Founders shares issued for cash	10,000	10	490		500

Net (loss) year ended December 31, 2003				(27,602)	(27,602)
Balance, December 31, 2003	810,000	810	29,190	(27,927)	2,073

January 5, 2004 Founders shares issued for cash	50,000	50	2,450		2500
January 30, 2004 Founders shares issued for cash	30,000	30	1,470		1500
January 30, 2004 Founders shares issued for cash	50,000	50	2,450		2500
March 16, 2004 Founders shares issued for cash	30,000	30	1,470		1500
April 2, 2004 Founders shares issued for cash	20,000	20	980		1,000
April 16, 2004 Founders shares issued for cash	30,000	30	1,470		1500
April 27, 2004 Founders shares issued for cash	30,000	30	1,470		1500
May 4, 2004 Founders shares issued for cash	20,000	20	980		1,000
May 14, 2004 Founders shares issued for cash	30,000	30	1,470		1500
June 1, 2004 Founders shares issued for cash	30,000	30	1,470		1500
June 15, 2004 Founders shares issued for cash	30,000	30	1,470		1500
June 30, 2004 Founders shares issued for cash	360,000	360	17,640		18,000
October 15, 2004 Founders shares issued for cash	240,000	240	11,760		12,000
November 29, 2004 Founders shares issued for cash	60,000	60	2,940		3000
December 30, 2004 Founders shares issued for cash	200,000	200	9,800		10,000

Net (loss) year ended December 31, 2004				(44,000)	(44,000)
Balance, December 31, 2004	2,020,000	$ 2,020	$ 88,480	$ (71,927)	$ 18,573

The accompanying notes are an integral part of these financial statements.

XSInventory

(a Development Stage Company)

Statements of Cash Flows

	For the year ended December 31,		September 27, 2002 (inception)to December 31, 2004
	2004	2003
Cash Flows from Operating Activities
Net loss	$ (44,000)	$ (27,602)	$ (71,927)
Adjustment to reconcile changes in operating assets and liabilities
(Increase) decrease in inventory	674	(2,641)	(1,967)
Increase in liabilities	-	-	325
Net cash (used) by operating activities	(43,326)	(30,243)	(73,569)

Cash Flows from Investing Activities
Sale of common stock	60,50000	30,000	90,500
Increase (decrease) in cash deficit	(243)	243	-
Net cash provided by financing activities	60,257	30,243	90,500

Net (decrease) increase in cash	16,931	-	16,931
Cash, beginning	-	-	-
Cash, ending	$ 16,931	$ -	$ 16,931

Supplemental Disclosure
Interest Paid	$ -	$ -	$ -
Income Taxes Paid	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

(a Development Stage Company)

Notes

Note 1 -Summary of significant accounting policies

Organization

The Company was incorporated on September 27, 2002 (Date of Inception) under the laws of the State of Nevada, as XSINVENTORY. In February of 2003, the Company formed Creative Excess, a wholly owned subsidiary under the laws of the State of Nevada for the purpose of retailing excess inventory products via the Internet.

The Company has not commenced significant operations and, in accordance with SFAS #7, the Company is considered a development stage company.

Nature of operations

The Company is a development stage entity and is engaged in the sale of manufacturers excess inventory by way of the Internet. The Company's primary inventory is comprised of women's apparel and accessories obtained through multiple suppliers and are not limited. XSInventory has obtained an account with eBay whereby it lists its inventory available for sale The Company has limited experience in the online sale of products. There can be no assurance the Company will not encounter problems that will limit its ability to successfully market and sell its product. The Company's success will depend on its ability to obtain products at wholesale price levels and re-sell in the Internet market at a profit. The resale of all merchandise is solely facilitated through the eBay online trading website and product payments are processed via the pay pal online payment services.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Inventories consisted of finished goods in the amount of $1,967 and $2,641 at December 31, 2004 and 2003 respectively. The Company regularly reviews its inventory quantities on hand and records a provision for obsolete inventory based primarily on the Company's ability to sell its inventory. The Company does not deem any of its inventory on hand, as obsolete. The Company's inventory is purchased from companies that are known liquidators of products which other companies have on inventory which they are unable to sell, or have been purchased as a result of some form of liquidation, bankruptcy, or insolvency liquidation.

Revenue recognition

Sales and related cost of sales are recognized upon shipment of products. Cost of goods sold

XSINVENTORY

(a Development Stage Company)

Notes

represent the cost of items sold and the related shipping and selling expenses. The Company maintains a policy that all sales are final to the extent that the products arrive in the condition represented to the buyer at the time of purchase. The Company does not have a history of returns significant to the financial statements. Individual returns have an immaterial effect on the financial statements.

Advertising Costs

The Company expenses all costs of advertising as incurred. There were no advertising costs included in general and administrative expenses as of December 31, 2004 or December 31, 2003.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2004 and December 31, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2004 or December 31, 2003.

Stock-Based Compensation:

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Earnings per share

The Company follows Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS No. 128"). Basic earning per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti- dilutive they are not considered in the computation.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

XSINVENTORY

(a Development Stage Company)

Notes

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. The Company does not believe adopting this new standard will have a significant impact to its financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will have a material impact on its financial statements assuming employee stock options are granted in the future.

Note 2 -Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability

XSINVENTORY

(a Development Stage Company)

Notes

method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

For the year ended December 31, 2004, the Company incurred net operating losses and accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2004, the Company had approximately $71,927 of federal and state net operating losses. The net operating loss carry-forwards, if not utilized will begin to expire in 2017.

The components of the Company's deferred tax asset are as follows:

	As of December 31,
	2004	2003
Deferred tax assets:
Net operating loss carry-forwards	$71,927	$27,927
Total deferred tax assets	71,927	27,927

Deferred tax liabilities:
Depreciation		-0-

Net deferred tax assets before valuation allowance	71,927	27,927
Less: Valuation allowance	(71,927)	(27,927)
Net deferred tax assets	$-0-	$-0-

Note 3 -Stockholder's equity

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

In February 2003, the Company sold to an officer of the Company 350,000 shares of its $0.001 par value common stock at a price of $0.02 per share for a total amount raised of $7,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In March 2003, the Company sold to an officer of the Company 200,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $10,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

XSINVENTORY

(a Development Stage Company)

Notes

In July 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In August 2003, the Company sold to an officer of the Company 100,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $5,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In September 2003, the Company sold to an officer of the Company 20,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $1,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In October 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In November 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In December 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In January 2004, the Company sold to an officer of the Company 130,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $6,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In March 2004, the Company sold to an officer of the Company 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $1,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In April 2004, the Company sold to an officer of the Company 80,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $4,000. The shares

XSINVENTORY

(a Development Stage Company)

Notes

were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In May 2004, the Company sold to an officer of the Company 50,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $2,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In June 2004, the Company sold to an officer of the Company 420,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $21,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In October 2004, the Company sold to an officer of the Company 240,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $12,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In November 2004, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In December 2004, the Company sold to an officer of the Company 200,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $10,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

There have been no other issuances of common stock.

Note 4 -Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, setting up its e-commerce website, and incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from September 27, 2002, (inception) through the period ended December 31, 2004 of $71,927. In addition, the Company's development activities since inception have been financially sustained through equity financing.

XSINVENTORY

(a Development Stage Company)

Notes

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 5 -Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock

.

Beckstead and Watts, LLP

Certified Public Accountants

2425 W Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

Board of Directors

XSInventory and Subsidiary

(a Development Stage Company)

We have reviewed the accompanying consolidated balance sheet of XSInventory and Subsidiary (a Nevada corporation) (a development stage company) as of September 30, 2005 and the related consolidated statements of operations for the three and nine months ending September 30, 2005 and 2004 and for the period September 27, 2002 (Inception) to September 30, 2005, and consolidated statements of cash flows for the nine months ending September 30, 2005 and 2004 and for the period September 27, 2002 (Inception) to September 30, 2005. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim consolidated financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Beckstead and Watts, LLP has previously audited, in accordance with generally accepted auditing standards established by the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of XSInventory and Subsidiary (a development stage company) as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated June 10, 2005, we expressed an unqualified opinion on those financial statements.

December 6, 2005

XSInventory

(a Development Stage Company)

Consolidated Balance Sheet

(unaudited)

September 30, 2005
Assets

Current assets:
Cash and cash equivalents	$ 7,385
Inventory	553
Prepaid expenses	1,000
Total current assets	8,938

$ 8,938

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 1,915
Total current liabilities	1,915

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 2,379,192 shares issued and outstanding	2,379
Additional paid-in capital	106,080
(Deficit) accumulated during development stage	(101,436)
7,023

$ 8,,938

The accompanying notes are an integral part of these financial statements.

XSInventory

(a Development Stage Company)

Consolidated Statements of Operations

(unaudited)

	For the Three months Ending September 30,		For the Nine months Ending September 30,		September 27, 2002 (Inception) to September 30,
	2005	2004	2005	2004	2005

Revenue	$ 595	$ 3,450	$ 5,147	$ 7,715	$ 54,689
Cost of goods sold	458	3,819	4,496	7,907	51,013
	137	(369)	651	(192)	3,676

Expenses:
General and administrative expenses	770	50	2,075	3,904	12,818
Professional fees	1,000	8,000	7,000	8,000	16,000
Salaries and wages	7,012	7,227	21,085	21,837	76,294
Total expenses	8,782	15,277	30,160	33,741	105,112

Net (loss)	$ (8,645)	$ 15,646)	$ (29,509)	$ (33,933)	$ (101,436)
Weighted average number of common shares outstanding - basic and fully diluted	2,362,996	1,520,000	2,136,501	1,175,145

Net (loss) per share - basic & fully diluted	$ (0.00)	$ (0.01)	$ (0.01)	$ (0.03)

The accompanying notes are an integral part of these financial statements.

XSInventory

(a Development Stage Company)

Consolidated Statements of Cash Flows

(unaudited)

	For the Nine months Ending September 30,		September 27, 2002 (Inception) to September 30, 2005
	2005	2004
Cash flows from operating activities
Net (loss)	$ (29,509)	$ (33,933)	$ (101,436)
Changes in operating assets and liabilities:
(Increase) decrease in inventory	1,414	(1,503)	(553)
(Increase) in prepaid expenses	(1,000)	-	(1,000)
Increase in current liabilities	1,590	569	1,915
Net cash (used) by operating activities	(27,505)	(34,867)	(101,074)

Cash flows from financing activities
Sale of common stock	17,959	35,500	108,459
(Decrease) in cash deficit	-	(243)	-
Net cash provided by financing activities	17,959	35,257	108,459

Net increase (decrease) in cash	(9,546)	390	7,385
Cash -beginning	16,931	-	-
Cash -ending	$ 7,385	$ 390	$ 7,385

Supplemental disclosures:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

Note 1 - Basis of Presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the year ended December 31, 2004 and notes thereto included in the Company's SB-2 registration statement. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results

Note 2 - Revenue recognition

XSInventory sells merchandise via the internet to the general public. The Company recognizes revenue as each item is sold. Costs are recognized upon completion of each sales transaction. For the nine months ended September 30, 2005 and 2004, the Company recognized $5,147 and $7,715 in revenue, respectively.

Note 3 -Stockholders' equity

The Company is authorized to issue 10,000,000 shares of it $0.001 par value preferred stock and 100,000,000 shares of its $0.001 par value common stock.

In February 2003, the Company sold to an officer of the Company 350,000 shares of its $0.001 par value common stock at a price of $0.02 per share for a total amount raised of $7,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In March 2003, the Company sold to an officer of the Company 200,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $10,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In July 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $500. The shares

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In August 2003, the Company sold to an officer of the Company 100,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $5,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In September 2003, the Company sold to an officer of the Company 20,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $1,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In October 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In November 2003, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In December 2003, the Company sold to an officer of the Company 10,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In January 2004, the Company sold to an officer of the Company 130,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $6,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In March 2004, the Company sold to an officer of the Company 30,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $1,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In April 2004, the Company sold to an officer of the Company 80,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $4,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act,

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

which exempts from registration "transactions by an issuer not involving any public offering."

In May 2004, the Company sold to an officer of the Company 50,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $2,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In June 2004, the Company sold to an officer of the Company 420,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $21,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In October 2004, the Company sold to an officer of the Company 240,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $12,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In November 2004, the Company sold to an officer of the Company 60,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $3,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In December 2004, the Company sold to an officer of the Company 200,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $10,000. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In June 2005, the Company sold to an officer of the Company 249,192 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $12,459. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

In July 2005, the Company sold to an officer of the Company 110,000 shares of its $0.001 par value common stock at a price of $0.05 per share for a total amount raised of $5,500. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration "transactions by an issuer not involving any public offering."

There have been no other issuances of common stock as of September 30, 2005.

XSINVENTORY

And Subsidiary

(a Development Stage Company)

Notes

Note 4 -Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, setting up its e-commerce website, and incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from September 27, 2002, (inception) through the period ended September 30, 2005 and 2004 of $101,436 and $61,859, respectively. In addition, the Company's development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 5 -Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock.

_____________________

TABLE OF CONTENTS

 Prospectus Summary

Summary Financial Information

Risk Factors

Lack of Operating History

Dependency on sole officer & director

Lack of experience by our sole officer

Sole Officer involved in other businesses

Dependency on relationship with eBay

Competition

Requirement of additional capital

Going Concern

Lack of profits & revenues

No public market for our stock

Special Note Regarding Forward-Looking Statement

Capitalization

Use of Proceeds

Determination of Offering Price

Dilution

Plan of Distribution

Legal Proceedings

Director, Executive Officers, Promoters and Control Persons

Security Ownership of Certain Beneficial Owners and Management

Description of Securities

Interest of Named Experts and Counsel

Disclosure of Commission Position of Indemnification of Securities Act Liabilities

Description of Business

Reports to Stockholders

Management's Discussion and Analysis of Financial Condition and Results of Operations

Factors That May Affect the Company's Future Operating Results

Description of Property

Certain Relationships and Related Party Transactions

Market for Common Equity and Related Stockholders Matters

Dividends

Executive Compensation

Shares Eligible for Future Sale

Changes in and Disagreements with Accountants

Index to Financial Statements

Audited Financials Statements

Independent Auditors Report

Balance Sheet

Statement of Operations

Statement of Stockholders' Equity

Statement of Cash Flows

Notes to Financial Statements

Unaudited Financials Statements

Independent Auditors Review Report

Balance Sheet

Statement of Operations

Statement of Cash Flows

Notes to Financial Statements

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No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

XSINVENTORY

$100,000

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until the offering termination date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.